Exhibit 99.1

For Immediate Release Citigroup Inc. (NYSE: C) OCTOBER 14, 2025
THIRD QUARTER 2025 RESULTS AND KEY METRICS	CEO COMMENTARY

Citi CEO Jane Fraser said, “The relentless execution of our strategy is delivering stronger business performance quarter after quarter and improving our returns. The cumulative effect of what we have done over the past years – our transformation, our refreshed strategy, our simplification – have put Citi in a materially different place in terms of our ability to compete. Investments in new products, digital assets and AI are driving innovation and improved capabilities across the franchise.

“Revenues were up 9% and every business had record third quarter revenue, improved returns and positive operating leverage. Services posted its best quarter ever with revenues up 7%. Despite low volatility, Markets delivered its best third quarter ever with revenues up 15%. Banking revenues were up 34%, and we continue to improve our Investment Banking market share across key sectors. Our Wealth strategy continues to play out positively with record Net New Investment Assets of $18.6 billion for the quarter, and USPB saw a record quarter with revenues up 7%.

“We returned over $6 billion to common shareholders in the form of share repurchases and dividends, bringing us to $12 billion year-to-date and announced a significant step toward the divestiture of Banamex with an agreement to sell a 25% equity stake in that business, which underscores our commitment to deliver value to our shareholders,” Ms. Fraser concluded.

RETURNED ~$6.1 BILLION IN THE FORM OF COMMON SHARE REPURCHASES AND COMMON DIVIDENDS

PAYOUT RATIO OF 176%(5)

BOOK VALUE PER SHARE OF $108.41

TANGIBLE BOOK VALUE PER SHARE OF $95.72(6)

New York, October 14, 2025 – Citigroup Inc. today reported net income for the third quarter 2025 of $3.8 billion, or $1.86 per diluted share, on revenues of $22.1 billion. This compares to net income of $3.2 billion, or $1.51 per diluted share, on revenues of $20.2 billion for the third quarter 2024.

As previously disclosed(1), third quarter results included a notable item consisting of a goodwill impairment of $726 million ($714 million after-tax), recorded in Other expenses, related to Citi’s agreement to sell a 25% equity stake in Grupo Financiero Banamex, S.A. de C.V.(7).

Revenues increased 9% from the prior-year period, on a reported basis, driven by growth in each of Citi’s five interconnected businesses and Legacy Franchises in All Other, partially offset by a decline in Corporate/Other, also in All Other.  Excluding divestiture-related impacts in both periods(8), revenues were also up 9%.

Net income was $3.8 billion, compared to $3.2 billion in the prior-year period, driven by the higher revenues and a lower cost of credit, largely offset by higher expenses. Excluding the notable item, net income was $4.5 billion(1).

Earnings per share of $1.86 increased from $1.51 per diluted share in the prior-year period, reflecting the higher net income and lower shares outstanding. Excluding the notable item, earnings per share was $2.24(1).

Percentage comparisons throughout this press release are calculated for the third quarter 2025 versus the third quarter 2024, unless otherwise specified.

Third Quarter Financial Results

Citigroup ($ in millions, except per share amounts and as otherwise noted)	3Q’25	2Q’25	3Q’24	QoQ%	YoY%
Total revenues, net of interest expense	22,090	21,668	20,209	2%	9%

Total operating expenses	14,290	13,577	13,144	5%	9%

Net credit losses	2,214	2,234	2,172	(1)%	2%
Net ACL build / (release)(a)	145	224	315	(35)%	(54)%
Other provisions(b)	91	414	188	(78)%	(52)%
Total cost of credit	2,450	2,872	2,675	(15)%	(8)%

Income (loss) from continuing operations before taxes	5,350	5,219	4,390	3%	22%
Provision for income taxes	1,559	1,186	1,116	31%	40%
Income (loss) from continuing operations	3,791	4,033	3,274	(6)%	16%
Income (loss) from discontinued operations, net of taxes	(1)	-	(1)	NM	-
Net income attributable to non-controlling interest	38	14	35	171%	9%
Citigroup’s net income (loss)	$3,752	$4,019	$3,238	(7)%	16%

EOP loans ($B)	734	725	689	1%	7%
EOP assets ($B)	2,642	2,623	2,431	1%	9%
EOP deposits ($B)	1,384	1,358	1,310	2%	6%

Book value per share	$108.41	$106.94	$101.91	1%	6%
Tangible book value per share(6)	$95.72	$94.16	$89.67	2%	7%
Common Equity Tier 1 (CET1) Capital ratio(4)	13.2%	13.5%	13.7%
Supplementary Leverage ratio (SLR)(4)	5.5%	5.5%	5.8%
Return on average common equity (ROE)(2)	7.1%	7.7%	6.2%
Return on average tangible common equity (RoTCE)(3)	8.0%	8.7%	7.0%	(70) bps	100 bps
Efficiency Ratio (total operating expenses/total revenues, net)	64.7%	62.7%	65.0%	200 bps	(30) bps

(a) Includes credit reserve build / (release) for loans and provision / (release) for credit losses on unfunded lending commitments.

(b) Includes provisions on Other Assets, policyholder benefits and claims and HTM debt securities.

Citigroup

Citigroup revenues of $22.1 billion in the third quarter 2025 increased 9%, on a reported basis, driven by growth in each of Citi’s five interconnected businesses and Legacy Franchises, partially offset by a decline in Corporate/Other. Excluding the divestiture-related impacts in both periods(8), revenues were also up 9%. Net interest income increased 12%, driven by Markets, U.S. Personal Banking (USPB), Services, Wealth, Legacy Franchises and Banking, partially offset by a decline in Corporate/Other. Non-interest revenue increased 4%, driven by Banking, Wealth and Legacy Franchises, largely offset by decreases in Corporate/Other, Markets, Services and USPB.

Citigroup operating expenses of $14.3 billion were up 9%(9) on a reported basis, driven by the notable item, as well as higher compensation and benefits expenses and the impact of foreign exchange translation. The higher compensation and benefits expenses were driven by higher performance-related compensation, higher severance and higher investments in Citi’s transformation and technology, with productivity savings and stranded cost reductions partially offsetting continued investments in the businesses. Excluding the notable item(1), expenses were up 3%.

Citigroup cost of credit was $2.5 billion, reflecting $2.2 billion of net credit losses and a net allowance for credit losses (ACL) build of $236 million driven by higher volume, changes in portfolio composition and transfer risk associated with client activity in Russia, partially offset by changes in the macroeconomic outlook. Net credit losses were up 2% from the prior-year period, driven by increases in All Other and Markets, largely offset by a decrease in USPB. Cost of credit in the prior-year period was $2.7 billion, reflecting $2.2 billion of net credit losses and a net ACL build of $503 million driven by changes in portfolio composition, higher volume and transfer risk associated with client activity in Russia.

Citigroup net income was $3.8 billion in the third quarter 2025, compared to net income of $3.2 billion in the prior-year period, driven by the higher revenues and the lower cost of credit, largely offset by the higher expenses. Citigroup’s effective tax rate was approximately 29% in the current quarter, driven by the limited tax benefit of the notable item, compared to 25% in the third quarter 2024.

Citigroup’s total allowance for credit losses was approximately $23.8 billion at quarter end, compared to $22.1 billion at the end of the prior-year period. Total ACL on loans was approximately $19.2 billion at quarter end, compared to $18.4 billion at the end of the prior-year period, with a reserve-to-funded loans ratio of 2.65%, down from 2.70% in the prior-year period. Total non-accrual loans increased 70% from the prior-year period to $3.7 billion. Corporate non-accrual loans increased 119% from the prior-year period to $2.1 billion, driven by idiosyncratic downgrades in Markets and Banking. Consumer non-accrual loans increased 32% from the prior-year period to $1.6 billion, primarily driven by Wealth, largely due to residential mortgage loans impacted by the California wildfires.

Citigroup’s end-of-period loans were $734 billion at quarter end, up 7% versus the prior-year period, driven by higher loans in Markets, Services and in Branded Cards and Retail Banking in USPB, partially offset by lower loans in Banking.

Citigroup’s end-of-period deposits were approximately $1.4 trillion at quarter end, up 6% versus the prior-year period, driven by increases in Services, Markets and USPB, partially offset by lower deposits in All Other.

Citigroup’s book value per share of $108.41 at quarter end increased 6% versus the prior-year period, and tangible book value per share of $95.72 at quarter end increased 7% versus the prior-year period. The increases reflected net income, common share repurchases and beneficial net movements in accumulated other comprehensive income (AOCI), partially offset by the payment of common and preferred dividends. At quarter end, Citigroup’s preliminary CET1 Capital ratio was 13.2% versus 13.5% at the end of the prior quarter, driven by common share repurchases, higher risk-weighted assets and the payment of common and preferred dividends partially offset by net income, lower deferred tax assets, lower goodwill and beneficial net movements in AOCI. Citigroup’s Supplementary Leverage ratio for the third quarter 2025 was 5.5% versus 5.5% in the prior quarter. During the quarter, Citigroup returned approximately $6.1 billion to common shareholders in the form of share repurchases and dividends.

Services ($ in millions, except as otherwise noted)	3Q’25	2Q’25	3Q’24	QoQ%	YoY%
Net interest income	3,121	2,949	2,731	6%	14%
Non - interest revenue	761	725	896	5%	(15)%
Treasury and Trade Solutions	3,882	3,674	3,627	6%	7%
Net interest income	702	681	704	3%	-
Non - interest revenue	779	707	684	10%	14%
Securities Services	1,481	1,388	1,388	7%	7%
Total Services revenues(a)	5,363	5,062	5,015	6%	7%

Total operating expenses	2,707	2,679	2,575	1%	5%

Net credit losses	11	20	14	(45)%	(21)%
Net ACL build / (release)(b)	(12)	47	14	NM	NM
Other provisions(c)	62	286	99	(78)%	(37)%
Total cost of credit	61	353	127	(83)%	(52)%

Net income	$1,802	$1,432	$1,651	26%	9%

Services Key Statistics and Metrics ($B)
Allocated Average TCE(d)	25	25	25	-	(1)%
RoTCE(d)	28.9%	23.3%	26.4%	560 bps	250 bps
Average loans	94	94	87	-	8%
Average deposits	893	857	825	4%	8%
Cross border transaction value	105	101	95	3%	10%
US dollar clearing volume (#MM)(e)	45	44	43	1%	5%
Commercial card spend volume	18	18	18	3%	1%
Assets under custody and/or administration (AUC/AUA) ($T)(f)	30	28	26	5%	13%

(a) Services revenues reflect the impact of a revenue sharing agreement with Banking – Corporate Lending, for Services products sold to Corporate Lending clients. This generally results in a reduction in Services reported revenue.

(b) Includes credit reserve build / (release) for loans and provision / (release) for credit losses on unfunded lending commitments.

(c) Includes provisions on Other Assets and for HTM debt securities.

(d) TCE and RoTCE are non-GAAP financial measures. For a reconciliation of the summation of the segments' and components' average allocated TCE to Citi's total average TCE, total average stockholders' equity, and RoTCE by Segment, see Appendices H and I.

(e) U.S. dollar clearing volume is defined as the number of USD clearing payment instructions processed by Citi on behalf of U.S. and foreign-domiciled entities (primarily financial institutions).  Amounts in the table are stated in millions of payment instructions processed.

(f) 3Q25 is preliminary.

Services

Services revenues of $5.4 billion were up 7%, driven by growth in Treasury and Trade Solutions (TTS) and Securities Services. Net interest income increased 11%, primarily driven by an increase in average deposit balances and deposit spreads. Non-interest revenue declined 3%, driven by higher lending revenue share with Banking, largely offset by the benefit of continued growth in underlying fee drivers across the businesses, particularly assets under custody and administration, cross-border transaction value and U.S. dollar clearing volume.

Treasury and Trade Solutions revenues of $3.9 billion were up 7%, driven by a 14% increase in net interest income, partially offset by a 15% decrease in non-interest revenue. The increase in net interest income was primarily driven by the higher deposit balances and deposit spreads. The decrease in non-interest revenue was driven by the impact of the higher lending revenue share, partially offset by growth in fees and underlying fee drivers, including an increase in cross-border transaction value of 10% and an increase in U.S. dollar clearing volume of 5%.

Securities Services revenues of $1.5 billion were up 7%, driven by a 14% increase in non-interest revenue. The increase in non-interest revenue was driven by a mark-to-market gain and higher custody fees due to a 13% increase in assets under custody and administration, partially offset by the higher lending revenue share. Net interest income was unchanged, as lower deposit spreads were primarily offset by the higher deposit balances.

Services operating expenses of $2.7 billion increased 5%, primarily driven by higher compensation and benefits expenses, including severance, as well as higher volume and other revenue-related expenses.

Services cost of credit was $61 million, reflecting a net ACL build of $50 million related to transfer risk associated with client activity in Russia, and $11 million of net credit losses. Cost of credit was $127 million in the prior-year period, reflecting a net ACL build of $113 million, largely related to transfer risk associated with client activity in Russia, and $14 million of net credit losses.

Services net income of $1.8 billion increased 9%, driven by the higher revenues and the lower cost of credit, partially offset by the higher expenses.

Markets ($ in millions, except as otherwise noted)	3Q’25	2Q’25	3Q’24	QoQ%	YoY%
Rates and currencies	2,823	3,134	2,465	(10)%	15%
Spread products / other fixed income	1,200	1,134	1,113	6%	8%
Fixed Income markets	4,023	4,268	3,578	(6)%	12%
Equity markets	1,540	1,611	1,239	(4)%	24%
Total Markets revenues(a)	5,563	5,879	4,817	(5)%	15%

Total operating expenses	3,491	3,509	3,339	(1)%	5%

Net credit losses	68	8	24	NM	183%
Net ACL build / (release)(b)	(31)	45	84	NM	NM
Other provisions(c)	(5)	55	33	NM	NM
Total cost of credit	32	108	141	(70)%	(77)%

Net income	$1,562	$1,728	$1,072	(10)%	46%

Markets Key Statistics and Metrics ($B)
Allocated Average TCE(d)	50	50	54	-	(7)%
RoTCE(d)	12.3%	13.8%	7.9%	(150) bps	440 bps
Average trading account assets	556	549	462	1%	20%
Average Loans	147	136	119	8%	24%
Average VaR ($ in MM)(e)	117	117	107	-	9%

(a) Markets revenues reflect the impact of a revenue sharing agreement with Banking – Corporate Lending, for Markets products sold to Corporate Lending clients. This generally results in a reduction in Markets reported revenue.

(b) Includes credit reserve build / (release) for loans and provision / (release) for credit losses on unfunded lending commitments.

(c) Includes provisions on Other Assets and HTM debt securities.

(d) TCE and RoTCE are non-GAAP financial measures. For a reconciliation of the summation of the segments' and components' average allocated TCE to Citi's total average TCE, total average stockholders' equity, and RoTCE by Segment, see Appendices H and I.

(e) VaR estimates, at a 99% confidence level, the potential decline in the value of a position or a portfolio under normal market conditions assuming a one-day holding period. VaR statistics, which are based on historical data, can be materially different across firms due to differences in portfolio composition, VaR methodologies and model parameters.

Markets

Markets revenues of $5.6 billion increased 15%, driven by growth in both Fixed Income markets and Equity markets revenues.

Fixed Income markets revenues of $4.0 billion increased 12%, driven by growth in both rates and currencies and spread products and other fixed income. Rates and currencies revenues increased 15%, largely driven by higher revenues in rates due to elevated client activity. Spread products and other fixed income revenues were up 8%, largely driven by higher mortgage trading, higher financing activity and lower commodities activity.

Equity markets revenues of $1.5 billion increased 24%, driven by higher client activity in derivatives and increased volumes in cash equities, along with continued momentum in prime services, with record prime balances(10) (up approximately 44%).

Markets operating expenses of $3.5 billion increased 5%, primarily driven by higher compensation and benefits, along with the impact of FX translation, partially offset by lower transactional and product servicing expenses, as higher transaction volumes were more than offset by efficiency actions.

Markets cost of credit was $32 million, reflecting net credit losses of $68 million, driven by charge-offs in spread products, and a net ACL release of $36 million for the related reserves. Cost of credit was $141 million in the prior-year period, reflecting net credit losses of $24 million and a net ACL build of $117 million, primarily driven by changes in portfolio composition.

Markets net income was $1.6 billion increased 46%, driven by the higher revenues and the lower cost of credit, partially offset by the higher expenses.

Banking ($ in millions, except as otherwise noted)	3Q’25	2Q’25	3Q’24	QoQ%	YoY%
Investment Banking	1,146	981	934	17%	23%
Corporate Lending(a)	1,030	1,002	742	3%	39%
Total Banking revenues(a)(b)	2,176	1,983	1,676	10%	30%
Gain / (loss) on loan hedges(a)	(44)	(62)	(79)	29%	44%
Total Banking revenues including gain/(loss) on loan hedges(a)	2,132	1,921	1,597	11%	34%

Total operating expenses	1,139	1,137	1,116	-	2%
Net credit losses	9	16	36	(44)%	(75)%
Net ACL build / (release)(c)	136	139	121	(2)%	12%
Other provisions(d)	12	18	20	(33)%	(40)%
Total cost of credit	157	173	177	(9)%	(11)%

Net income	$638	$463	$238	38%	168%

Banking Key Statistics and Metrics
Allocated Average TCE(e) ($B)	21	21	22	-	(6)%
RoTCE(e)	12.3%	9.0%	4.3%	330 bps	800 bps
Average loans ($B)	81	84	88	(4)%	(8)%

Advisory	427	408	394	5%	8%
Equity underwriting	174	218	129	(20)%	35%
Debt underwriting	568	432	476	31%	19%
Investment Banking fees	1,169	1,058	999	10%	17%

(a) Excludes gain / (loss) on credit derivatives as well as the mark-to-market on loans at fair value. For additional information, see Footnote 11.

(b) Banking revenues reflect the impact of a revenue sharing agreement with Banking – Corporate Lending, for Investment Banking, Markets and Services products sold to Corporate Lending clients. This generally results in an increase in Banking reported revenue.

(c) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(d) Includes provisions on Other Assets and HTM debt securities.

(e) TCE and RoTCE are non-GAAP financial measures. For a reconciliation of the summation of the segments' and components' average allocated TCE to Citi's total average TCE, total average stockholders' equity, and RoTCE by Segment, see Appendices H and I.

Banking

Banking revenues of $2.1 billion increased 34%, driven by growth in Corporate Lending, excluding mark-to-market gain/(loss) on loan hedges(11), and Investment Banking and a lower mark-to-market loss on loan hedges.

Investment Banking revenues of $1.1 billion increased 23%, primarily driven by an increase in Investment Banking fees of 17%, reflecting growth in Debt Capital Markets (DCM), Equity Capital Markets (ECM) and Advisory. Advisory fees increased 8%, driven by momentum across several sectors, continued share gains with financial sponsors and more sell-side activity. ECM fees were up 35%, driven by growth across all products, notably in convertibles given the favorable environment. DCM fees were up 19%, driven by leveraged finance.

Corporate Lending revenues of $1.0 billion, excluding mark-to-market on loan hedges(11), increased 39%, driven by the impact of higher lending revenue share.

Banking operating expenses of $1.1 billion increased 2%, driven by higher volume-related transactional and product servicing expenses, as well as higher compensation and benefits, including investments in the business.

Banking cost of credit was $157 million, reflecting a net ACL build of $148 million, driven by changes in portfolio composition, including exposure growth, and $9 million of net credit losses. Cost of credit in the prior-year period was $177 million, reflecting a net ACL build of $141 million, driven by changes in portfolio composition, and $36 million of net credit losses.

Banking net income of $638 million increased 168%, driven by the higher revenue and the lower cost of credit, partially offset by the higher expenses.

Wealth ($ in millions, except as otherwise noted)	3Q’25	2Q’25	3Q’24	QoQ%	YoY%
Private Bank	656	731	614	(10)%	7%
Wealth at Work	214	221	244	(3)%	(12)%
Citigold	1,294	1,214	1,137	7%	14%
Total revenues, net of interest expense	2,164	2,166	1,995	-	8%

Total operating expenses	1,654	1,558	1,594	6%	4%

Net credit losses	56	40	27	40%	107%
Net ACL build / (release)(a)	(26)	(66)	7	61%	NM
Other provisions(b)	-	-	(1)	-	100%
Total cost of credit	30	(26)	33	NM	(9)%

Net income	$374	$494	$283	(24)%	32%

Wealth Key Statistics and Metrics ($B)
Allocated Average TCE(c)	12	12	13	-	(7)%
RoTCE(c)	12.1%	16.1%	8.5%	(400) bps	360 bps
Loans	151	151	151	-	-
Deposits	318	310	316	3%	1%
Client investment assets(d)	660	635	580	4%	14%
EOP client balances	1,129	1,096	1,047	3%	8%
Net New Investment Assets (NNIA)(e)	18.6	2.0	13.8	NM	35%

(a) Includes credit reserve build / (release) for loans and provision / (release) for credit losses on unfunded lending commitments.

(b) Includes provisions on Other Assets and policyholder benefits and claims.

(c) TCE and RoTCE are non-GAAP financial measures. For a reconciliation of the summation of the segments' and components' average allocated TCE to Citi's total average TCE, total average stockholders' equity, and RoTCE by Segment, see Appendices H and I.

(d) Includes assets under management, and trust and custody assets. 3Q25 Client investment assets are preliminary.

(e) 3Q25 Net new investment assets are preliminary. Represents investment asset inflows, including dividends, interest and distributions, less investment asset outflows.

Wealth

Wealth revenues of $2.2 billion increased 8%, driven by growth in Citigold and the Private Bank, partially offset by lower revenues in Wealth at Work. Net interest income of $1.3 billion increased 8%, driven by higher deposit spreads, partially offset by lower mortgage spreads. Non-interest revenue of $832 million increased 9%, driven by higher investment fee revenues, with client investment assets up 14%.

Private Bank revenues of $656 million increased 7%, driven by the higher deposit spreads and the higher investment fee revenues, partially offset by the lower mortgage spreads.

Wealth at Work revenues of $214 million decreased 12%, driven by the lower mortgage spreads, partially offset by the higher deposit spreads and the higher investment fee revenues.

Citigold revenues of $1.3 billion increased 14%, primarily driven by the higher deposit spreads and the higher investment fee revenues.

Wealth operating expenses of $1.7 billion increased 4% from the prior-year period, driven by higher investments in technology and higher volume-related transactional and product servicing expenses, partially offset by continued productivity savings.

Wealth cost of credit was $30 million, reflecting $56 million of net credit losses, including write-downs of mortgage loans impacted by the California wildfires to collateral value, and a net ACL release of $26 million driven by the related reserves. Cost of credit was $33 million in the prior-year period, reflecting $27 million of net credit losses and a net ACL build of $6 million.

Wealth net income was $374 million, compared to $283 million in the prior-year period, driven by the higher revenues, partially offset by the higher expenses.

USPB ($ in millions, except as otherwise noted)	3Q’25	2Q’25	3Q’24	QoQ%	YoY%
Branded Cards	2,970	2,822	2,741	5%	8%
Retail Services	1,686	1,649	1,704	2%	(1)%
Retail Banking	675	648	519	4%	30%
Total revenues, net of interest expense	5,331	5,119	4,964	4%	7%

Total operating expenses	2,365	2,381	2,376	(1)%	-

Net credit losses	1,776	1,889	1,864	(6)%	(5)%
Net ACL build / (release)(a)	64	(5)	41	NM	56%
Other provisions(b)	2	1	4	100%	(50)%
Total cost of credit	1,842	1,885	1,909	(2)%	(4)%

Net income	$858	$649	$522	32%	64%

USPB Key Statistics and Metrics ($B)
Allocated average TCE(c)	23	23	25	-	(7)%
RoTCE(c)	14.5%	11.1%	8.2%	340 bps	630 bps
Average loans	220	217	210	1%	5%
Average deposits	90	90	85	-	6%
US credit card average loans	167	165	162	1%	3%
US credit card spend volume	157	159	151	(1)%	4%
New credit cards account acquisitions (in thousands)	3,211	3,255	3,023	(1)%	6%

(a) Includes credit reserve build / (release) for loans.

(b) Includes provisions on policyholder benefits and claims and Other Assets.

(c) TCE and RoTCE are non-GAAP financial measures. For a reconciliation of the summation of the segments' and components' average allocated TCE to Citi's total average TCE, total average stockholders' equity, and RoTCE by Segment, see Appendices H and I.

U.S. Personal Banking (USPB)

USPB revenues of $5.3 billion increased 7%, driven by growth in Branded Cards and Retail Banking, partially offset by a decline in Retail Services. Net interest income increased 8%, driven by higher loan spreads and higher interest-earning balances in Branded Cards, as well as higher deposit spreads and balances in Retail Banking. Non-interest revenue decreased 10%, driven by higher rewards costs, primarily offset by higher gross interchange and credit card fees in Branded Cards and higher deposit servicing fees in Retail Banking.

Branded Cards revenues of $3.0 billion increased 8%, driven by the higher loan spreads, the higher interest-earning balances, which were up 5%, and the higher gross interchange, partially offset by the higher rewards costs.

Retail Services revenues of $1.7 billion decreased 1%, largely driven by higher partner payment accruals.

Retail Banking revenues of $675 million increased 30%, largely driven by the impact of the higher deposit spreads and balances.

USPB operating expenses of $2.4 billion were unchanged from the prior-year period as lower advertising and marketing expenses and lower compensation and benefits expenses were offset by higher volume-related transactional and product servicing expenses.

USPB cost of credit was $1.8 billion, reflecting $1.8 billion of net credit losses and a net ACL build of $66 million, driven by changes in portfolio composition and higher volume, largely offset by changes in the macroeconomic outlook. Net credit losses were down 5% from the prior-year period, driven by improved credit performance in Retail Services. Cost of credit was $1.9 billion in the prior-year period, reflecting $1.9 billion of net credit losses and a net ACL build of $45 million.

USPB net income of $858 million increased 64%, driven by the higher revenues and the lower cost of credit.

All Other (Managed Basis)(a)(b) ($ in millions, except as otherwise noted)	3Q’25	2Q’25	3Q’24	QoQ%	YoY%
Legacy Franchises (managed basis)	1,871	1,691	1,734	11%	8%
Corporate / Other	(336)	7	86	NM	NM
Total revenues	1,535	1,698	1,820	(10)%	(16)%

Total operating expenses	2,168	2,276	2,077	(5)%	4%

Net credit losses	297	256	208	16%	43%
Net ACL build / (release)(c)	10	64	48	(84)%	(79)%
Other provisions(d)	24	54	33	(56)%	(27)%
Total cost of credit	331	374	289	(11)%	15%

Net (loss)	$(705)	$(567)	$(483)	(24)%	(46)%

All Other Key Statistics and Metrics ($B)
Allocated Average TCE(e)	41	41	29	-	40%

(a) Includes Legacy Franchises and certain unallocated costs of global staff functions (including finance, risk, human resources, legal and compliance-related costs), other corporate expenses, and unallocated global operations and technology expenses and income taxes, as well as Corporate Treasury investment activities and discontinued operations.

(b) Reflects results on a managed basis, which excludes divestiture-related impacts related to Citi's divestitures of its Asia consumer banking businesses and the planned divestiture of Mexico Consumer/SBMM within Legacy Franchises. For additional information, please refer to Footnote 12.

(c) Includes credit reserve build / (release) for loans and provision / (release) for credit losses on unfunded lending commitments.

(d) Includes provisions on Other Assets, policyholder benefits and claims and HTM debt securities.

(e) TCE is a non-GAAP financial measure. For a reconciliation of the summation of the segments' and components' average allocated TCE to Citi's total average TCE, total average stockholders' equity, and RoTCE by Segment, see Appendices H and I.

All Other (Managed Basis)(12)

All Other (managed basis) revenues of $1.5 billion decreased 16%, driven by lower revenue in Corporate/Other, partially offset by an increase in Legacy Franchises.

Legacy Franchises (managed basis)(12) revenues of $1.9 billion increased 8%, driven by growth in Mexico, including the impact of Mexican peso appreciation, partially offset by lower revenues related to closed exits and wind-downs.

Corporate/Other revenues of $(336) million decreased from $86 million in the prior-year period, driven by lower net interest income due to a lower benefit from cash and securities reinvestment over the past few quarters to reduce Citi’s asset sensitivity in a declining rate environment and lower non-interest revenues.

All Other (managed basis) expenses of $2.2 billion increased 4%, driven by higher expenses in Corporate/Other, including higher severance, largely offset by a decline in Legacy Franchises driven by lower expenses related to closed exits and wind-downs and lower litigation expenses, partially offset by the impact of Mexican peso appreciation.

All Other (managed basis) cost of credit was $331 million, reflecting $297 million of net credit losses and a net ACL build of $34 million driven by higher consumer lending volume and changes in portfolio composition in Mexico, largely offset by changes in the macroeconomic outlook. Net credit losses were up 43% from the prior-year period, driven by higher consumer lending volume and portfolio seasoning in Mexico. Cost of credit in the prior-year period was $289 million, reflecting $208 million of net credit losses and a net ACL build of $81 million largely driven by changes in portfolio composition in Mexico.

All Other (managed basis) net loss was $(705) million, compared to $(483) million in the prior-year period, driven by the lower revenues, the higher expenses and the higher cost of credit.

Citigroup will host a conference call today at 11:00 AM (ET). A live webcast of the presentation, as well as financial results and presentation materials, will be available at https://www.citigroup.com/global/investors. The live webcast of the presentation can also be accessed at https://www.veracast.com/webcasts/citigroup/webinars/CITI3Q25.cfm

Additional financial, statistical and business-related information, as well as business and segment trends, is included in a Quarterly Financial Data Supplement. Both this earnings release and Citigroup’s Third Quarter 2025 Quarterly Financial Data Supplement are available on Citigroup’s website at www.citigroup.com.

Citi is a preeminent banking partner for institutions with cross-border needs, a global leader in wealth management and a valued personal bank in its home market of the United States. Citi does business in more than 180 countries and jurisdictions, providing corporations, governments, investors, institutions and individuals with a broad range of financial products and services.

Additional information may be found at www.citigroup.com | X: @Citi | YouTube: www.youtube.com/citi | Blog: http://blog.citigroup.com | Facebook: www.facebook.com/citi | LinkedIn: www.linkedin.com/company/citi

Certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. These statements are not guarantees of future results or occurrences. Actual results and capital and other financial condition may differ materially from those included in these statements due to a variety of factors. These factors include, among others: (i) macroeconomic, geopolitical and other challenges and uncertainties, including impacts related to trade and tariff policies; the U.S. government shutdown; slowing economic growth; elevated inflation and unemployment rates; changes in interest rates; and conflicts such as the Russia-Ukraine war and in the Middle East; (ii) the execution and efficacy of Citi’s priorities regarding its simplification, transformation and enhanced business performance, including those related to revenues, net interest income, expenses, capital-related expectations, as well as divestitures such as Grupo Financiero Banamex, S.A. de C.V.; (iii) deterioration in business and consumer confidence and spending; (iv) changes in regulatory capital requirements, interpretations or rules; and (v) the precautionary statements included in this release. These factors also consist of those contained in Citigroup's filings with the U.S. Securities and Exchange Commission, including without limitation the “Risk Factors” section of Citigroup’s 2024 Form 10-K. Any forward-looking statements made by or on behalf of Citigroup speak only as to the date they are made, and Citi does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.

Contacts:

Investors: Jennifer Landis (212) 559-2718

Press: Danielle Romero-Apsilos (212) 816-2264

Appendix A

Citigroup ($ in millions)	3Q’25	2Q’25	3Q’24

Net Income	$3,752	$4,019	$3,238
Less:
Preferred Dividends	274	287	277
Net Income (Loss) to Common Shareholders	$3,478	$3,732	$2,961

Average Common Equity	$195,471	$195,622	$191,444
Less:
Average Goodwill and Intangibles	23,169	23,482	23,155
Average Tangible Common Equity (TCE)	$172,302	$172,140	$168,289

ROE	7.1%	7.7%	6.2%

RoTCE	8.0%	8.7%	7.0%

Appendix B

Citigroup ($ in millions)	3Q’25	3Q’24	% Δ YoY

Total Citigroup Revenues - As Reported	$22,090	$20,209	9%
Less:
Total Divestiture-related Impact on Revenues	2	1
Total Citigroup Revenues, Excluding Total Divestiture-related Impact	$22,088	$20,208	9%

Total Citigroup Operating Expenses - As Reported	$14,290	$13,144	9%
Less:
Goodwill Impairment Charge Impact on Operating Expenses	726	-
Total Citigroup Operating Expenses, Excluding Goodwill Impairment Charge	$13,564	$13,144	3%

Appendix C (a)

All Other ($ in millions)	3Q’25	2Q’25	3Q’24	% Δ QoQ	% Δ YoY

All Other Revenues, Managed Basis	$1,535	$1,698	$1,820	(10)%	(16)%
Add:
All Other Divestiture-related Impact on Revenue(c)	2	(177)	1
All Other Revenues (U.S. GAAP)	$1,537	$1,521	$1,821	1%	(16)%

All Other Operating Expenses, Managed Basis	$2,168	$2,276	$2,077	(5)%	4%
Add:
All Other Divestiture-related Impact on Operating Expenses(b)(c)(d)	766	37	67
All Other Operating Expenses (U.S. GAAP)	$2,934	$2,313	$2,144	27%	37%

All Other Cost of Credit, Managed Basis	$331	$374	$289	(11)%	15%
Add:
All Other Divestiture-related Impact on Net credit losses	(3)	5	(1)
All Other Divestiture-related Impact on Net ACL build / (release)(e)	-	-	-
All Other Divestiture-related Impact on Other provisions(f)	-	-	-
All Other Citigroup Cost of Credit (U.S. GAAP)	$328	$379	$288	(13)%	14%

All Other Net Income (Loss), Managed Basis	$(705)	$(567)	$(483)	(24)%	(46)%
Add:
All Other Divestiture-related Impact on Revenue(c)	2	(177)	1
All Other Divestiture-related Impact on Operating Expenses(b)(c)(d)	(766)	(37)	(67)
All Other Divestiture-related Impact on Cost of Credit(e)(f)	3	(5)	1
All Other Divestiture-related Impact on Taxes(b)(c)(d)	(16)	39	20
All Other Net Income (Loss) (U.S. GAAP)	$(1,482)	$(747)	$(528)	(98)%	(181)%

(a) Reconciling Items consist of the divestiture-related impacts excluded from the results of All Other, as well as All Other—Legacy Franchises on a managed basis.

(b) 3Q25 includes approximately $766 million in operating expenses (approximately $744 million after-tax), driven by a goodwill impairment charge in Mexico ($726 million ($714 million after-tax)) and separation costs in Mexico.

(c) 2Q25 includes (i) an approximately $186 million loss recorded in revenue (approximately $157 million after tax) related to the announced sale of the Poland consumer banking business; and (ii) approximately $37 million in operating expenses (approximately $26 million after tax) primarily related to separation costs in Mexico. For additional information, see Citi's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2025.

(d) 3Q24 includes approximately $67 million in operating expenses (approximately $46 million after-tax), primarily related to separation costs in Mexico and severance costs in the Asia exit markets. For additional information, see Citi's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024.

(e) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(f) Includes provisions for policyholder benefits and claims and other assets.

Appendix D

($ in millions)	3Q’25(a)	2Q’25	3Q’24

Citigroup Common Stockholders’ Equity(b)	$194,038	$196,931	$192,796
Add: Qualifying noncontrolling interests	200	200	168
Regulatory Capital Adjustments and Deductions:
Add: CECL transition provision(c)	-	-	757
Less:
Accumulated net unrealized gains (losses) on cash flow hedges, net of tax	(116)	(141)	(773)
Cumulative unrealized net gain (loss) related to changes in fair value of financial liabilities attributable to own creditworthiness, net of tax	(1,443)	(408)	(906)
Intangible Assets:
Goodwill, net of related deferred tax liabilities (DTLs)(d)	17,876	18,524	18,397
Identifiable intangible assets other than mortgage servicing rights (MSRs), net of related DTLs	3,169	3,236	3,061
Defined benefit pension plan net assets and other	1,725	1,610	1,447
Deferred tax assets (DTAs) arising from net operating loss, foreign tax credit and general business credit carry-forwards(e)	10,807	11,163	11,318
Excess over 10% / 15% limitations for other DTAs, certain common stock investments, and MSRs(e)(f)	3,759	4,204	3,071

Common Equity Tier 1 Capital (CET1)	$158,461	$158,943	$158,106

Risk-Weighted Assets (RWA)(c)	$1,197,575	$1,178,756	$1,153,150

Common Equity Tier 1 Capital Ratio (CET1 / RWA)(c)	13.2%	13.5%	13.7%

Note: Citi’s binding CET1 Capital ratios were derived under the Basel III Standardized Approach for all periods reflected.

(a) Preliminary.

(b) Excludes issuance costs related to outstanding preferred stock in accordance with Federal Reserve Board regulatory reporting requirements.

(c) Please refer to Footnote 4 at the end of this press release for additional information.

(d) Includes goodwill “embedded” in the valuation of significant common stock investments in unconsolidated financial institutions.

(e) Represents deferred tax excludable from Basel III CET1 Capital, which includes net DTAs arising from net operating loss, foreign tax credit and general business credit tax carry-forwards and DTAs arising from temporary differences (future deductions) that are deducted from CET1 Capital exceeding the 10% limitation.

(f) Assets subject to 10% / 15% limitations include MSRs, DTAs arising from temporary differences and significant common stock investments in unconsolidated financial institutions. For all periods presented, the deduction related only to DTAs arising from temporary differences that exceeded the 10% limitation.

Appendix E

($ in millions)	3Q’25(a)	2Q’25	3Q’24

Common Equity Tier 1 Capital (CET1)(b)	$158,461	$158,943	$158,106

Additional Tier 1 Capital (AT1)(c)	20,311	17,676	17,682

Total Tier 1 Capital (T1C) (CET1 + AT1)	$178,772	$176,619	$175,788

Total Leverage Exposure (TLE)(b)	$3,238,996	$3,195,323	$3,005,709

Supplementary Leverage Ratio (T1C / TLE)(b)	5.5%	5.5%	5.8%

(a) Preliminary.

(b) Please refer to Footnote 4 at the end of this press release for additional information.

(c) Additional Tier 1 Capital primarily includes qualifying noncumulative perpetual preferred stock and qualifying trust preferred securities.

Appendix F

($ and shares in millions)	3Q’25(a)	2Q’25	3Q’24

Common Stockholders’ Equity	$193,973	$196,872	$192,733
Less:
Goodwill	19,126	19,878	19,691
Intangible Assets (other than MSRs)	3,582	3,639	3,438
Goodwill and Identifiable Intangible Assets (other than MSRs) Related to Businesses Held-for-Sale	-	16	16
Tangible Common Equity (TCE)	$171,265	$173,339	$169,588

Common Shares Outstanding (CSO)	1,789.3	1,840.9	1,891.3

Tangible Book Value Per Share	$95.72	$94.16	$89.67

(a) Preliminary.

Appendix G

Banking ($ in millions)	3Q’25	2Q’25	3Q’24	% Δ QoQ	% Δ YoY

Corporate Lending Revenues - As Reported	$986	$940	$663	5%	49%
Less:
Gain/(loss) on loan hedges(a)	(44)	(62)	(79)	29%	44%
Corporate Lending Revenues - Excluding Gain/(loss) on loan hedges	$1,030	$1,002	$742	3%	39%

(a) See Footnote 11 at the end of this press release for additional information.

Appendix H

($ in billions)	3Q’25	2Q’25	3Q’24

Average Tangible Common Equity (TCE)
Services	24.7	24.7	24.9
Markets	50.4	50.4	54.0
Banking	20.6	20.6	21.8
Wealth	12.3	12.3	13.2
USPB	23.4	23.4	25.2
All Other	40.9	40.7	29.2
Total Citigroup Average TCE	$172.3	$172.1	$168.3
Plus:
Average Goodwill	19.6	19.8	19.6
Average Intangible Assets (other than MSRs)	3.6	3.7	3.5
Average Goodwill and Identifiable Intangible Assets (other than MSRs) Related to Businesses Held-for-Sale	-	-	-
Total Citigroup Average Common Stockholders’ Equity	$195.5	$195.6	$191.4

Appendix I

($ in billions)	Net Income Applicable to Common Shareholders(a)	Average Allocated Tangible Common Equity(b)	Return on Tangible Common Equity(c)

3Q'25
Services	1.8	24.7	28.9%
Markets	1.6	50.4	12.3%
Banking	0.6	20.6	12.3%
Wealth	0.4	12.3	12.1%
USPB	0.9	23.4	14.5%
All Other (managed basis)(a)	(1.0)	40.9	NM
Reconciling Items(d)	(0.8)	-	NM
Total Citigroup(a)	$3.5	$172.3	8.0%

2Q'25
Services	1.4	24.7	23.3%
Markets	1.7	50.4	13.8%
Banking	0.5	20.6	9.0%
Wealth	0.5	12.3	16.1%
USPB	0.6	23.4	11.1%
All Other (managed basis)(a)	(0.9)	40.7	NM
Reconciling Items(d)	(0.2)	-	NM
Total Citigroup(a)	$3.7	$172.1	8.7%

3Q'24
Services	1.7	24.9	26.4%
Markets	1.1	54.0	7.9%
Banking	0.2	21.8	4.3%
Wealth	0.3	13.2	8.5%
USPB	0.5	25.2	8.2%
All Other (managed basis)(a)	(0.8)	29.2	NM
Reconciling Items(d)	(0.0)	-	NM
Total Citigroup(a)	$3.0	$168.3	7.0%

a) Net income to common for All Other (Managed Basis) is reduced by preferred dividends of $274 million in 3Q'25, $287 million in 2Q'25, and $277 million in 3Q'24.

b) Tangible Common Equity is allocated to each segment based on Citi’s allocation methodology which incorporates Basel III standardized risk-weighted assets, the global systemically important banks (GSIB) surcharge, a simulation of TCE in severe stress environments, as well as a leverage component.  The allocation methodology, including underlying assumptions and judgments used to allocate TCE, are periodically reassessed and as a result the TCE allocated to the segments may change. TCE is a non-GAAP financial measure.

c) Return on Tangible Common Equity (RoTCE) is a non-GAAP financial measure. RoTCE represents annualized net income available to common shareholders as a percentage of average TCE.

d) Reconciling Items consist of the divestiture-related impacts excluded from the results of All Other, as well as All Other - Legacy Franchises on a managed basis. For a reconciliation of these results, see Appendix C.

Appendix J

Citigroup
($ in millions)	3Q’25	3Q’24	% Δ YoY

Citigroup Net Income - As Reported	$3,752	$3,238	16%
Less:
Goodwill Impairment Charge Impact on Citigroup Net Income	(714)	-
Citigroup Net Income - Excluding Goodwill Impairment Charge	$4,466	$3,238	38%

Citigroup Diluted EPS - As Reported	$1.86	$1.51	23%
Less:
Goodwill Impairment Charge Impact on Citigroup Diluted EPS	(0.38)	-
Citigroup Diluted EPS - Excluding Goodwill Impairment Charge	$2.24	$1.51	48%

Citigroup ROE - As Reported	7.1%	6.2%	90 bps
Less:
Goodwill Impairment Charge Impact on Citigroup ROE	(140) bps	-
Citigroup ROE - Excluding Goodwill Impairment Charge	8.5%	6.2%	230 bps

Citigroup RoTCE - As Reported	8.0%	7.0%	100 bps
Less:
Goodwill Impairment Charge Impact on Citigroup RoTCE	(170) bps	-
Citigroup RoTCE - Excluding Goodwill Impairment Charge	9.7%	7.0%	270 bps

(1) For additional information on the notable item, see Citi’s Current Report on Form 8-K filed on September 24, 2025 with the U.S. Securities and Exchange Commission. Results of operations excluding the impact of the notable item is a non-GAAP financial measure. Citi believes the presentation of its results of operations and financial condition excluding the notable item provides a meaningful depiction of the underlying fundamentals of its broader results for investors, industry analysts and others. For a reconciliation to reported results, please refer to Appendix B and C. For a reconciliation to reported net income, EPS, ROE and RoTCE, refer to appendix J.

(2) Ratios as of September 30, 2025 are preliminary. Citigroup’s return on average common stockholders’ equity (ROE) is calculated using net income less preferred stock dividends divided by average common stockholders’ equity.

(3) Ratios as of September 30, 2025 are preliminary. Citigroup’s allocated average tangible common equity (TCE) and return on average tangible common equity (RoTCE) are non-GAAP financial measures. RoTCE represents annualized net income available to common shareholders as a percentage of average TCE. For the components of these calculations, see Appendix A. For a reconciliation of common equity to TCE, see Appendix F. For a reconciliation of the summation of the segments’ and components’ average allocated TCE to Citigroup’s total average stockholder’s equity, see Appendix H.

(4) Ratios as of September 30, 2025 are preliminary. Commencing January 1, 2025, the capital effects resulting from adoption of the Current Expected Credit Losses (CECL) methodology have been fully reflected in Citi's regulatory capital. For additional information, see “Capital Resources—Regulatory Capital Treatment—Modified Transition of the Current Expected Credit Losses Methodology” in Citigroup’s 2024 Annual Report on Form 10-K. For the composition of Citigroup’s CET1 Capital and ratio, see Appendix D. For the composition of Citigroup’s Supplementary Leverage Ratio, see Appendix E.

(5) Citigroup’s payout ratio is the sum of common dividends and common share repurchases divided by net income available to common shareholders.

(6) Citigroup’s tangible book value per share is a non-GAAP financial measure. For a reconciliation of common equity to tangible common equity and resulting calculation of tangible book value per share, see Appendix F.

(7) For information on Citi’s Cumulative Translation Adjustment as of June 30, 2025 attributable to Grupo Financiero Banamex, S.A. de C.V. and currently reported in AOCI, see the Citigroup Consolidated Balance Sheet in Citigroup’s Third Quarter 2025 Financial Data Supplement available on Citigroup’s website at www.citigroup.com.

(8) Citigroup’s revenues excluding divestiture-related impacts are non-GAAP financial measures. For a reconciliation to reported results, see Appendices B and C. The reconciling items’ impact on revenue is reflected in non-interest revenue.

(9) Included in Citi's reported expenses was an immaterial increase in divestiture-related expenses, in addition to the notable item, of $40 million in the third quarter 2025 primarily related to separation costs in Mexico, compared to aggregate divestiture-related expenses of $67 million in the third quarter 2024. Accordingly, Citi is not adjusting for these additional immaterial amounts.

(10) Prime balances are defined as clients’ billable balances where Citigroup provides cash or synthetic prime brokerage services.

(11) Credit derivatives are used to economically hedge a portion of the Corporate Lending portfolio that includes both accrual loans and loans at fair value. Gain/(loss) on loan hedges includes the mark-to-market on the credit derivatives and the mark-to-market on the loans in the portfolio that are at fair value. The fixed premium costs of these hedges are netted against the Corporate Lending revenues to reflect the cost of credit protection. Citigroup’s results of operations excluding the impact of gain / (loss) on loan hedges are non-GAAP financial measures. For a reconciliation to reported results, see Appendix G.

(12) All Other (managed basis) reflects results on a managed basis, which excludes divestiture-related impacts, for all periods, related to Citigroup’s divestitures of its Asia consumer banking businesses and the planned divestiture of Mexico Consumer/SBMM businesses within Legacy Franchises. Certain of the results of operations of All Other (managed basis) and Legacy Franchises (managed basis) that exclude divestiture-related impacts are non-GAAP financial measures. For additional information and a reconciliation of these results, see Appendix C.